Exhibit 5.1

October 30, 2012

Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario

N2L 0A1

Re:	Registration Statement on Form S-8 Relating to the 2004 Stock Option Plan (the “Plan”) of Open Text Corporation (the “Company”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to an aggregate of 3,500,000 Common Shares of the Company issuable pursuant to the Plan (the “Shares”).

We have acted as Canadian counsel to the Company in connection with the filing of the Registration Statement. We have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified or otherwise identified to our satisfaction of such documents, records, certificates and proceedings and have made such other investigations as we have deemed necessary or appropriate for the purpose of rendering this opinion, including:

(a)	the currently effective articles and by-laws of the Company;

(b)	the Plan;

(c)	the minute books of the Company; and

(d)	a certificate of Gordon A. Davies, Chief Legal Officer and Corporate Secretary of the Company dated October 30, 2012.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarial, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

For the purposes of this opinion, we understand that for the purposes of United States law with respect to a U.S. corporation, the terms and phrases listed below have the following meanings:

(a)	“legally issued” or “validly issued” means that: (i) a company is validly existing under the laws of the jurisdiction in which it is incorporated, and the securities are duly authorized; (2) the actions required by applicable state corporation law to approve the issuance of the securities have been taken; and (3) the securities have been or will be issued in compliance with the requirements of that law, such company’s certificate or articles of incorporation and bylaws, and the resolutions approving the issuance of those securities;

(b)	“fully paid” means that the consideration received by the company satisfies, in both type and amount, the requirements of applicable state corporation law, such company’s certificate or articles of incorporation and bylaws, the resolutions approving the issuance, and any other applicable agreement; and

(c)	“non-assessable” means that the security holder is not liable, solely because of security holder status, for additional assessments or calls on the security by the company or its creditors.

These terms and phrases have a comparable meaning under the Canada Business Corporations Act, the Company’s governing corporate statute.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, and any agreement relating to any of the options granted thereunder, will be validly issued as fully paid and non-assessable.

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP